EXHIBIT 99.8

January 17, 2007

Dear Community Board Member,

We are pleased to announce that North Bay Bancorp has signed a definitive agreement to merge into Umpqa Holdings Corporation and integrate our subsidiary The Vintage Bank into Umpqua Bank.  A press release regarding this transaction will be issued tomorrow morning.  As friends and ambassadors for North Bay and The Vintage Bank, we wanted you to learn about this event directly from us.

The agreement provides for North Bay shareholders to receive 1.217 shares of Umpqua Holdings stock for each share of North Bay stock.  At today’s closing price for Umpqua Holdings, the price equates to approximately $35 per share for North Bay stock, a premium of approximately 25% over North Bay’s price for the past several months.

Upon completion of the transaction, all branches of The Vintage Bank and Solano Bank will operate under the Umpqua Bank name.   We will become part of a network of 134 locations in Oregon, Washington and Northern California.  Umpqua Holdings Corporation and its subsidiary Umpqua Bank are world renowned for superior customer service, innovative marketing and commitment to their local communities.

Regarding this proposed business combination, we can sincerely state that it represents an excellent outcome for our shareholders, customers and employees.  We are combining with a Company that has an outstanding track record of steadily increasing earnings per share. Umpqua Bank’s asset quality is, like Vintage’s, outstanding, and the greater liquidity of Umpqua Holding’s stock will allow our shareholder’s to easily adjust their holdings if they so desire.  Umpqua Bank has built its franchise around superior customer service supported by its own “University” to train employees.  All new employees receive seven weeks of training at Umpqua University and then work in a “training” store before working with the public on the front line.  Additionally, all Umpqua employees participate in a Ritz Carlton customer service training.

We hope all of you can meet us at the lunch meeting tomorrow (Thursday) at Silverado Country Club to meet CEO Ray Davis and his senior management team and learn more about our new partners.

Kindest Personal Regards,

Terry L. Robinson                                                                                  Glen Terry

President & CEO                                                                                    President

North Bay Bancorp                                                                                 The Vintage Bank

This letter includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua’s and North Bay Bancorp’s filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Specific risks in this press release include whether both companies receive regulatory and shareholder approvals, whether they have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

The foregoing may be deemed to be offering materials of Umpqua Holdings Corporation and solicitation of materials of North Bay Bancorp in connection with the proposed merger of North Bay Bancorp with and into Umpqua.  Shareholders are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, North Bay, the acquisition and related matters. The directors and executive officers of North Bay may be deemed to be participants in the solicitation of proxies from North Bay shareholders. Information regarding the participants and their security holdings can be found in North Bay’s most recent proxy statements filed with the SEC and the proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from North Bay by directing a request to North Bay Bancorp, Investor Relations, 1190 Airport Road, Napa, CA 94559.

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